INDEPENDENT ACCOUNTANTS' CONSENT

To the Shareholders and Board of Directors
First Omaha Funds, Inc.:

We consent to the use of our report dated April 14, 2000, except as to note 8, which is as of May 2, 2000, incorporated herein and to the reference to our firm under the headings "Auditors" in the statement of additional information and "Financial Highlights" in the Prospectus.

                                    KPMG LLP

Omaha, Nebraska
July 24, 2000

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